EXHIBIT 99.1

As disclosed in the Current Report of the Issuer filed with the Securities and Exchange Commission (the “Commission”) on November 6, 2017, on November 1, 2017, final regulatory approval was received from the Cyprus Securities and Exchange Commission to allow the Reporting Person to transfer his 100% equity ownership interest in FFINEU Investments Limited (“Freedom CY”) and the securities brokerage and financial services business conducted by it in Cyprus to the Issuer. The closing of the Freedom CY acquisition occurred on November 10, 2017 and completes the transactions between the Reporting Person and the Issuer contemplated in the Share Exchange and Acquisition Agreement, dated November 23, 2015, between the Issuer and the Reporting Person (the “Acquisition Agreement”). The price per share reflects the price per share of the Issuer’s common stock agreed to at the time the Acquisition Agreement was entered into, adjusted to reflect the one-share-for-twenty-five shares reverse stock split of the Company’s outstanding common stock that became effective on September 6, 2017.